Exhibit 99

CACI Reports Record First Quarter Results and Increases Guidance

*	Revenue Up 65% for the Quarter to $388.7 Million

*	Operating Income Up 73% to $35.6 Million

*	Net Income Up 52% for the Quarter to $19.8 Million

*	Diluted Earnings Per Share Up 51% to $0.66

        ARLINGTON, Va., Oct. 20 /PRNewswire-FirstCall/ -- CACI International Inc (NYSE: CAI), a leading information technology and solutions provider to the federal government, announced today record results for its first quarter fiscal 2005 (FY05) ended September 30, 2004. Net income in the quarter increased 52 percent while revenue was up 65 percent compared to the first fiscal quarter of fiscal year 2004 (FY04).

        The increase in earnings and revenue in the quarter resulted from continuing growth in the systems integration, engineering services, network services and knowledge management offerings of the company’s domestic operations. Revenue growth was also driven by higher than anticipated sales of third party products and services. This growth is a result of CACI’s strategic focus on national security, the global war against terrorism, and the reshaping of the way government agencies communicate, use and disseminate information, and deliver services to the citizens.

        First Quarter Results Reflect Higher Operating Margin and Strong Internal Growth

        Net income for the first quarter of FY05 was $19.8 million, or $0.66 per diluted share, an increase of 52 percent over net income of $13.0 million, or $0.44 per diluted share, reported in the first quarter of FY04. Revenue for the quarter was $388.7 million, an increase of 65 percent over first quarter FY04 revenue of $235.7 million. Operating income in the quarter was $35.6 million, an increase of 73 percent over first quarter FY04 operating income of $20.6 million. For the first quarter, the operating margin increased to 9.2 percent from 8.7 percent a year earlier. Internal revenue growth for the company in the quarter was 23 percent, and 18 percent for the trailing twelve months.

        The continuing strong operating margin was driven primarily by recent acquisitions and a favorable mix of business. The growth of the company’s operations continues to be driven by the significant expansion of current work and new awards from existing and new customers. Domestic operations continue to experience increased demand for mission-critical support for intelligence community customers and for systems integration, engineering and logistics, network services and knowledge management support for the Department of Defense (DoD) and civilian agencies.

        First Quarter Highlights

        The following highlights occurred during the first fiscal quarter:

*	Contract awards for the quarter totaled approximately $577 million.

*	Revenue from DoD customers increased 86 percent compared to the first fiscal quarter of FY04 as a result of the recent acquisition of the Defense and Intelligence Group and the continuing demand from customers such as strategic and tactical organizations in the military intelligence community, the Army’s Communications-Electronics Command, the U.S. Navy’s Space and Warfare Command, the National Guard Bureau, and other organizations within the DoD.

*	Revenue from federal civilian agency customers increased 30 percent compared to the first fiscal quarter of FY04 primarily from the recent acquisition of the Defense and Intelligence Group, and from customers such as the Social Security Administration, the Department of Veterans Affairs, the Securities and Exchange Commission, and other federal civilian agencies.

*	Commercial revenue increased 33 percent primarily as a result of growth in the company’s United Kingdom operations.

        Commentary

        Commenting on the results, Dr. J.P. London, CACI’s Chairman, President, and Chief Executive Officer, said, “Our record financial performance in the first quarter is an excellent start for the new fiscal year. We continued to experience strong demand for mission critical support from our government customers with key roles in our national defense, the intelligence community and in transforming how federal agencies and departments operate. This produced exceptional organic growth in our core businesses, and excellent growth and profitability contributions from our recent acquisitions. In addition, we had another strong quarter of awards.”

        Dr. London continued, “Our continuing growth and progress this past quarter is a result of our strategic focus on important national priorities and our ability to deliver value-added service to new and existing customers. We will continue to support their missions in the defense of our nation and in the global war against terrorism. We are very pleased with our results and the progress we are making as we continue to expand our capabilities and customer base in each of our core areas of expertise while enhancing shareholder value.”

        Company Increases Guidance

        The company also issued updated guidance. The table below summarizes the guidance ranges for the second quarter and full fiscal year 2005 and shows the anticipated change over the same periods in FY04:

(In millions except for	Q2 FY05	Change	Total FY05	Change
earnings per share)
Revenue	$375-$385	43%-46%	$1,525-$1,575	33%-37%
Net income	$19.5-$20.7	36%-45%	$80.6-$83.6	27%-31%
Diluted earnings per share	$0.64-$0.68	33%-42%	$2.65-$2.75	24%-29%
Diluted weighted average
shares	30.3		30.4

        Investors are reminded that actual results may differ from these estimates for the reasons described below.

        Conference Call Information

        The company has scheduled a conference call for 8:30 AM Eastern time Thursday, October 21st, during which management will be making a brief presentation focusing on first quarter results, operating trends and its expectations. A question-and-answer session will follow to allow further discussion of the results and the company’s future expectations. Interested parties can listen to the conference call and view the accompanying exhibits over the Internet by logging on to CACI’s Internet site at http://www.caci.com at the scheduled time. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern time Thursday, October 21st, and can be accessed through CACI’s homepage (http://www.caci.com) by clicking on the CACI Investor Info button.

        About CACI

        CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at http://www.caci.com.

        There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com

(Financial tables follow)

Summary Financial Tables
CACI International Inc
(Amounts in thousands, except per share amounts)

	Quarter Ended
Statement of Operations Data:	09/30/2004	09/30/2003
	(unaudited)
Revenue	$388,653	$235,745
Costs and expenses
Direct costs	240,449	145,827
Indirect costs and selling expenses	104,317	65,516
Depreciation and amortization	8,298	3,837
Costs and expenses	353,064	215,180
Operating income	35,589	20,565
Interest expense (income)	3,473	(348)
Income before income taxes	32,116	20,913
Income taxes	12,354	7,947
Net income	$19,762	$12,966
Basic earnings per share	$0.68	$0.45
Diluted earnings per share	$0.66	$0.44
Weighted average shares used in per share computations:
Basic	29,175	28,858
Diluted	29,997	29,720

Statement of Operations Data

	Quarter Ended
	09/30/2004	09/30/2003
	(unaudited)
Gross profit margin	38.1%	38.1%
Operating profit margin	9.2%	8.7%
Net profit margin	5.1%	5.5%

Summary Financial Tables (continued)
CACI International Inc
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	09/30/2004	06/30/2004
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$63,238	$63,029
Marketable securities	—	515
Accounts receivable, net
Billed	326,467	320,041
Unbilled	26,705	28,326
Total accounts receivable, net	353,172	348,367
Other current assets	24,852	20,545
Total current assets	441,262	432,456
Property and equipment, net	25,686	25,489
Goodwill & intangible assets, net	647,988	651,475
Other	46,980	44,884
Total assets	$1,161,916	$1,154,304
LIABILITIES & SHAREHOLDERS’ EQUITY:
Current liabilities
Notes payable	$48,631	$20,829
Accounts payable	34,727	37,662
Accrued compensation & benefits	64,231	72,387
Other current liabilities	105,905	93,383
Total current liabilities	253,494	224,261
Notes payable, long-term	345,516	391,401
Postretirement obligations	23,900	22,095
Other long-term liabilities	17,692	18,275
Shareholders’ equity	521,314	498,272
Total liabilities & shareholders’ equity	$1,161,916	$1,154,304

Summary Financial Tables (continued)
CACI International Inc
Condensed Consolidated Statement of Cash Flows
(Amounts in thousands)

	09/30/2004	09/30/2003
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,762	$12,966
Reconciliation of net income to net
cash provided by operating activities
Depreciation and amortization	8,298	3,837
Amortization of deferred financing costs	336	—
Stock-based compensation expense	1,024	—
Benefit for deferred income taxes	(1,727)	(366)
Changes in operating assets and liabilities
Accounts receivable	(9,960)	(6,914)
Other current assets	48	(2,675)
Accounts payable and accrued expenses	(1,195)	4,847
Accrued compensation & benefits	(8,557)	(4,686)
Other current liabilities	10,886	(1,867)
Other liabilities	2,142	2,112
Net cash provided by operating activities	21,057	7,254
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,822)	(1,275)
Purchases of businesses, net of cash
acquired	(3,111)	—
Net sales (purchases) of marketable
securities	515	(68)
Other assets	342	412
Net cash used in investing activities	(5,076)	(931)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(18,075)	—
Proceeds from employee stock transactions	2,008	—
Proceeds from exercise of stock options	1,544	2,857
Purchase of common stock for treasury	(1,240)	(1,241)
Net cash (used in) provided by
financing activities	(15,763)	1,616
Effect of exchange rates on cash and
equivalents	(9)	84
Net increase in cash and equivalents	209	8,023
Cash and equivalents, beginning of period	63,029	73,735
Cash and equivalents, end of period	$63,238	$81,758

Revenue by Customer Type

Quarter Ended
(Unaudited)

(dollars in thousands)	09/30/2004		09/30/2003		$ Change	% Change
Department of
Defense	$277,776	71.5%	$149,709	63.5%	$128,067	85.5%
Federal Civilian
Agencies	90,317	23.2%	69,627	29.5%	20,690	29.7%
Commercial	15,963	4.1%	11,997	5.1%	3,966	33.1%
State and Local
Government	4,597	1.2%	4,412	1.9%	185	4.2%
Total	$388,653	100.0%	$235,745	100.0%	$152,908	64.9%

SOURCE CACI International Inc
       -0-                                          10/20/2004
       /CONTACT: David Dragics, Vice President, Investor Relations, +1-703-841-7835, ddragics@caci.com, or Jody Brown, Senior Vice President, Public Relations, +1-703-841-7801, jbrown@caci.com, both of CACI International Inc/

       /Web site: http://www.caci.com /
       (CAI)

CO: CACI International Inc
ST: Virginia
IN: ARO CPR
SU: ERN ERP CCA